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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and
                    Fully Diluted Earnings per Common Share
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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                         COMPUTATION OF LOSS PER SHARE
                                  (UNAUDITED)

                                                             Nine Months Ended                  Three Months Ended
                                                                September 30,                       September 30,
                                                          1996              1995                1996              1995
                                                     ------------     --------------       --------------    -------------
Net Loss                                             ($3,313,217)       ($2,462,644)         ($1,136,591)       ($808,726)

Deduct:
       Effect of 10% cumulative
       preferred dividend                                248,357            240,430              111,250           79,750
                                                       ---------           --------             --------        ---------


Net loss for common stockholders                     ($3,561,574)       ($2,703,074)         ($1,247,841)       ($888,476)
                                                      ==========         ==========           ==========         ========

Weighted average number
       of common shares outstanding                   14,660,958          7,796,256           15,441,561        7,910,800
                                                      ==========          =========           ==========        =========

Primary Loss Per Share                                    ($0.24)            ($0.35)              ($0.08)          ($0.11)
                                                           =====              =====                =====            =====


Net Loss for fully diluted loss
       per share computation                         ($3,313,217)       ($2,462,644)         ($1,136,591 )      ($808,726)
                                                     ============       ============         ===========        ===========

Weighted average number
       of common shares outstanding                   14,660,958          7,796,256           15,441,561        7,910,800

Common share equivalent applicable to:
       Series A convertible preferred stock            3,543,704          4,271,111            3,402,222        4,253,333
       Series B convertible preferred stock              531,915                  0              531,915                0
       Series A warrants                                 252,384            329,866              248,532          329,866
       Other warrants                                    611,666          1,374,664              150,333        1,374,664
       Stock options                                   2,370,194          1,308,889            2,520,250        1,361,667

Weighted average number of common shares
and common share equivalents used to compute
fully diluted loss per share                          21,970,821         15,080,786           22,294,813       15,230,330
                                                      ==========         ==========           ==========       ==========

Fully diluted loss per share                             ($0.15)            ($0.16)              ($0.05)          ($0.05)
                                                         =======            =======              =======          =======